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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        COMMISSION FILE NO. 333-70189-01

AMERICAN RESIDENTIAL EAGLE, INC. (AS DEPOSITOR OF AMERICAN RESIDENTIAL EAGLE BOND TRUST 1999-2, ISSUER OF COLLATERALIZED HOME EQUITY BONDS, SERIES 1999-2,
              UNDER A DEPOSIT TRUST AGREEMENT DATED JULY 1, 1999)

                        AMERICAN RESIDENTIAL EAGLE, INC.
                    (Exact name as specified in its charter)


                        445 Marine View Avenue, Suite 230
                                Del Mar, CA 92014
                                 (858) 350-5001
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]   Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)   [X]



        Approximate number of holders of record as of the certification or notice date:

                                   Eleven (11)



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        Pursuant to the requirements of the Securities Exchange Act of 1934,
American Residential Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: November 14, 2000                    AMERICAN RESIDENTIAL
                                            EAGLE, INC.


                                            By: /s/ Judith A. Berry
                                               ---------------------------------
                                               Judith A. Berry
                                               Executive Vice President, Chief
                                               Financial Officer and Director